Exhibit 10.2

Employment Agreement

This employment agreement (the “Agreement”) is effective as of July 21, 2009, between MRV Communications, Inc. (the “Company”) and Christiaan King (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS, the representations, warranties, covenants and agreements of the Employee are in consideration of the compensation paid to the Employee and shall survive the termination of this Agreement; and

WHEREAS, the Company is materially relying upon each of the Employee’s covenants, agreements, representations and warranties in employing the Employee with the Company.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

AGREEMENT

1.           At-Will Employment:  It is understood and agreed that the employment relationship is “at-will”.  In other words, employment may be terminated by the Company or the Employee at any time, with or without cause, and with or without notice.  Employee understands and acknowledges that his employment with the Company is for no specific term.

2.           Duties:

a.             Employee shall, under the direction of the Chief Executive Officer of the Company, perform the duties of the Company’s Chief Financial Officer and such other duties as the Chief Executive Officer may from time to time assign either orally or in writing, and subject to the direction and policies and procedures of the Company and its Board of Directors as they may be, from time to time, stated either orally or in writing.

b.             While employed with the Company, Employee agrees that he will not undertake planning for or organization of any business activity competitive with the Company’s business or combine or join with other employees or representatives of the Company’s business for the purpose of organizing any such competitive business activity.

c.             Employee shall promptly disclose to the Company’s appropriate corporate officers or directors all business opportunities that (i) are presented to Employee in his capacity as an employee of the Company, and (ii) of a similar nature to the type of business in which the Company currently engages in or has expressed an interest in engaging in the future.  Employee shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

d.             The Employee shall devote all of his business time, attention, and energy to the Company and shall not, during the term of his employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit, or other pecuniary advantage, unless the Company consents to Employee’s involvement in such business activity in writing.  This restriction shall not be construed as preventing the Employee from making investments that do not unreasonably interfere with the performance of his duties with the Company.

e.             Employee represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it.

3.           Compensation:  It is intended that Employee’s annual base salary will be $210,000 with an annual bonus to be determined by the Compensation Committee of the Company’s Board of Directors.  The bonus may be paid out in cash or stock or a combination of the two.  It will be based on the Company’s performance and Employee’s achievement of specific agreed upon performance goals and objectives. Notwithstanding the above, MRV management has accepted a 10 percent temporary reduction in base salary, which means that you are currently receiving an annual salary of $189,000.  If and when the reduction in pay is lifted for other employees, you will be provided the intended base salary.

4.           Employee Benefits:  Employee is entitled to all employee benefits extended from time to time to all regular, full-time employees of the Company, however, the Company reserves the right to modify, suspend or discontinue any and all benefit plans, policies, and practices at any time without notice to or recourse by Employee.

5.           Executive Compensation Plans:  In addition to the compensation provided for in Section 3 and the employee benefits provided for in Section 4, Employee shall be entitled to participate in any executive compensation plans of the Company, as presently in effect or as they may be modified or added to by the Company’s Board of Directors from time to time, including, without limitation, management incentive plans, deferred compensation plans and equity or equity option plans.

6.           Miscellaneous:

a.             Assignment:  Employee acknowledges that the services to be rendered by him are unique and personal.  Neither this Agreement nor any right or obligation of Employee hereunder may be assigned by Employee without the prior written consent of the Chief Executive Officer of the Company.  Subject thereto, this Agreement and the covenants and conditions herein contained shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

b.             Modification:  This Agreement may not be modified except by a writing duly signed by Employee and the Company’s Chief Executive Officer.

c.             Supersession.  This Employment Agreement supersedes any prior agreements, understandings or negotiations regarding the subject matter herein.

I HAVE READ ALL OF THIS AGREEMENT AND UNDERSTAND IT COMPLETELY.  BY MY SIGNATURE BELOW, I REPRESENT THAT THIS AGREEMENT IS THE ONLY STATEMENT MADE BY OR ON BEHALF OF THE COMPANY UPON WHICH I HAVE RELIED IN SIGNING THIS AGREEMENT.

MRV COMMUNICATIONS, INC.

/s/ Christiaan King	/s/ Noam Lotan
Christiaan King	Noam Lotan
Chief Executive Officer

Date: July 23, 2009	Date: July 27, 2009